Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2018, relating to the financial statements and financial statement schedules of Wyndham Destinations, Inc. (formerly Wyndham Worldwide Corporation) and subsidiaries, and the effectiveness of Wyndham Destinations, Inc. (formerly Wyndham Worldwide Corporation) and subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Wyndham Destinations, Inc. (formerly Wyndham Worldwide Corporation) and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
November 16, 2018
Tampa, Florida